Three Months Ended   Six Months Ended
                                          June 30,            June 30,
                                       1996      1995      1996      1995
                                         (Unaudited)         (Unaudited)

Primary

Average shares outstanding             5,251     5,238     5,250    5,231

Net effect of dilutive stock options-
 based on the treasury stock method
 using average market price               12        16        10       66
Net effect of dilutive restricted
 stock grants                              5         8         5        9

  Total                                5,268     5,262     5,265    5,306

Net income                             $ 685     $ 512    $1,175   $1,619

Per share earnings                     $0.13     $0.10    $ 0.22   $ 0.31


Fully Diluted

Average shares outstanding             5,251     5,238     5,250    5,231

Net effect of dilutive stock options-
 based on the treasury stock method
 using average market price               12        16        22       66
Net effect of dilutive restricted
 stock grants                              5         8         5        9

  Total                                5,268     5,262     5,277    5,306

Net income                             $ 685     $ 512    $1,175   $1,619

Per share earnings                     $0.13     $0.10    $ 0.22   $ 0.31